Exhibit  21.

                             THE DIAL CORPORATION
                                  (Delaware)

                                 SUBSIDIARIES
 Active and Inactive (I) Subsidiaries and Affiliates* as of December 28, 1996





               Andora  S.A.  (Mexico)
               Ardison  Properties,  Inc.  (Delaware)
               ARMOUR  INTERNATIONAL  COMPANY  (Arizona)
                    AIC  Foreign  Sales  Corporation  (Virgin  Islands)
                    The  Dial  Corporation  (Panama),  S.A.  (Panama)
               Dial  Consumer  Product  (UK)  Limited  (United  Kingdom)
                    Armour  International  Limited  (United  Kingdom)
               The  Dial  Corporation  Mexico,  S.A.  de  C.V.  (Mexico)
               The  Dial  Corporation  (Puerto  Rico),  Inc.  (Arizona)
               Ft.  Madison  Dial,  Inc.  (Iowa)
               ISC Incodisa Soap & Cosmetics (U.K.) Limited (United Kingdom) ISC International Ltd. (British Virgin Islands)
                    Industrias Corporativas Diversificadas, S.A. (Guatemala) ISC Incodisa Soap & Cosmetics - Nyon (Switzerland) I.S.C. Internacional S.A. (Guatemala)
               ISC  International  (U.S.A.),  Inc.  (Florida)
               Purex  de  Panama,  S.A.  (Panama)
               Dial  Receivables  Corporation  (Delaware)

*Parent-subsidiary or affiliate relationships are shown by marginal indentation. State, province or country of incorporation and ownership percentage are shown in parentheses following name, except that no ownership percentage appears for subsidiaries owned 100% (in the aggregate) by The Dial Corporation. List does not include companies in which the aggregate direct and indirect interest of The Dial Corporation is less than 20%.